Exhibit 99.1

FOR IMMEDIATE RELEASE

Otonomy Reports Second Quarter 2015 Financial Results and Provides Corporate Update

SAN DIEGO, August 12, 2015 — Otonomy, Inc. (NASDAQ: OTIC), a clinical-stage biopharmaceutical company focused on the development and commercialization of innovative therapeutics for diseases and disorders of the ear, today reported financial results for the quarter ended June 30, 2015 and provided an update on its corporate activities and product pipeline.

Second Quarter 2015 and Subsequent Highlights

•	Filed New Drug Application (NDA) for AuriProTM: In April 2015, Otonomy announced that the U.S. Food and Drug Administration (FDA) accepted its NDA submission for the approval of AuriPro as a treatment of middle ear effusion in pediatric patients undergoing tympanostomy tube placement (TTP) surgery. The FDA assigned a Prescription Drug User Fee Act (PDUFA) action date of December 25, 2015. If approved by or on the PDUFA date, Otonomy expects to launch the product in the United States during the first quarter of 2016. Results of the AuriPro Phase 3 clinical trials were presented at the American Society of Pediatric Otolaryngology (ASPO) meeting in April 2015 and at the International Society for Otitis Media (ISOM) symposium in June 2015.

•	Demonstrated AuriPro Feasibility in First Label Expansion Indication: In May 2015, Otonomy announced the completion of enrollment in a Phase 2 clinical trial evaluating AuriPro for the treatment of pediatric patients with acute otitis media with tympanostomy tubes (AOMT). The one-month, prospective, multicenter, open-label trial enrolled a total of 39 pediatric patients in the United States. This initial feasibility study demonstrated the practicality of administering AuriPro in a physician’s office to fully alert children with AOMT, and the clinical activity of AuriPro for cessation of otorrhea.

•	Initiated Enrollment in Phase 2 Clinical Trial for AuriPro in Second Label Expansion Indication: In July 2015, Otonomy announced the enrollment of the first patients in a Phase 2 clinical trial evaluating AuriPro for the treatment of patients with otitis externa, also known as swimmer’s ear. The one-month, prospective, multi center, open-label trial is expected to enroll approximately 75 patients in order to assess the feasibility of AuriPro as a single-dose treatment for patients with otitis externa.

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Reported Topline Data for OTO-104 Phase 2b Trial in Ménière’s Disease: In May 2015, Otonomy announced topline results from its Phase 2b trial evaluating OTO-104 in patients with unilateral Ménière’s disease. The primary endpoint of the trial was reduction in vertigo frequency during Month 3 following treatment, compared to a one month baseline period. In the topline analysis, OTO-104 demonstrated a 61% reduction from baseline in vertigo frequency in Month 3 vs. 43% for placebo which narrowly missed achieving statistical significance with a p-value of 0.067. A similar positive trend was also observed during Month 2 following treatment. The trial achieved statistical significance (p < 0.05) for multiple prospectively defined secondary endpoints at multiple time points. Otonomy has scheduled an End-of-Phase 2 meeting with the FDA and expects to initiate two parallel Phase 3 trials for OTO-104 in Ménière’s patients, with the first trial expected to begin by the end of 2015 and the second trial expected to begin during the first quarter of 2016.

•	Completed Enrollment of OTO-104 Multiple-dose Safety Study in Ménière’s Disease: In April 2015, Otonomy completed enrollment in a multiple-dose safety study of OTO-104 in patients with Ménière’s disease. This prospective, randomized, placebo-controlled study is designed to evaluate the safety of quarterly dosing of OTO-104. A total of 128 Ménière’s patients were enrolled in the study across multiple trial sites in the United Kingdom.

•	Appointed Chief Medical Officer and Chief Compliance Officer to Support AuriPro Commercial Launch: Otonomy announced the appointment of Dean Hakanson, M.D., as its chief medical officer in April 2015, and the appointment of Eric Loumeau as general counsel and chief compliance officer in May 2015. Both additions to the executive management team are important to support the commercial launch of AuriPro in the U.S. market.

•	Appointed George J. Morrow as Director: In April 2015, Otonomy appointed George J. Morrow to the Board of Directors. Mr. Morrow has extensive experience in pharmaceutical sales and marketing. He led global commercial operations at Amgen for nearly a decade, held senior level commercial roles for nearly 10 years at GlaxoSmithKline and its subsidiaries, and served in various sales and marketing positions of increasing responsibility during 11 years at Merck.

•	Request for Patent Interference Accepted by USPTO: In April 2015, Otonomy filed a Suggestion of Interference with the United States Patent and Trademark Office (USPTO) related to one of Otonomy’s patent applications and a patent issued to Auris Medical Holding AG, and in July 2015 the USPTO issued a Declaration of Interference. In the Declaration of Interference, Otonomy has been designated as the “Senior Party” and Auris as the “Junior Party”. Under U.S. Patent law, the Junior Party has the burden of showing that they, and not the Senior Party, were the first inventors. This action does not involve issued U.S. patents covering Otonomy’s product candidates but is intended to support Otonomy’s strategy to broadly protect sustained-exposure drug delivery to the ear.

“Our strong momentum continued in the second quarter as we made significant progress on both the regulatory and clinical development fronts,” said David A. Weber, Ph.D., president and CEO of Otonomy. “We expect the remainder of 2015 to be equally productive with AuriPro’s PDUFA action date set for December 25, 2015, a near-term End-of-Phase 2 meeting scheduled with FDA to review the Phase 2b results in Ménière’s disease and discuss plans for the Phase 3 program which we expect to initiate by the end of 2015, and continued clinical development for AuriPro in label expansion indications. In addition, we expect to broaden our clinical pipeline with the submission of an investigational new drug (IND) application to the FDA and initiation of a Phase 1 clinical trial for OTO-311, a potential treatment for tinnitus, by the end of 2015.”

Anticipated Upcoming Milestones

•	AuriPro’s PDUFA action date is December 25, 2015. Contingent on FDA approval on or before this date, Otonomy expects to launch AuriPro in the U.S. in the first quarter of 2016.

•	Hold End-of-Phase 2 meeting with the FDA to review the OTO-104 Phase 2b results in Ménière’s disease and discuss plans for Phase 3. Otonomy expects to initiate two parallel Phase 3 trials for OTO-104 in Ménière’s patients, with the first trial expected to begin by the end of 2015 and the second trial expected to begin during the first quarter of 2016.

•	File IND for OTO-311 as a potential treatment for tinnitus and initiate a Phase 1 clinical trial in the fourth quarter of 2015.

Second Quarter Financial Highlights

•	Cash, cash equivalents, and short-term investments totaled $211.9 million as of June 30, 2015, compared with $223.6 million as of March 31, 2015.

•	Operating expenses totaled $12.6 million for the second quarter of 2015 versus operating expenses of $9.8 million for the second quarter of 2014.

•	Research and development expenses for the second quarter of 2015 were $7.3 million, compared with $8.3 million for the second quarter of 2014. The decrease was primarily a result of lower clinical trial-related expenses for AuriPro following the completion of two Phase 3 clinical trials during the second half of 2014 and lower clinical trial-related expenses for OTO-104 following the completion of enrollment in the Phase 2b study during December 2014. These decreases were partially offset by increased personnel costs, increased preclinical development expenses for OTO-311 and costs for label expansion indication studies for AuriPro that began during 2015.

•	General and administrative expenses in the second quarter of 2015 were $5.3 million, compared to $1.5 million for the same period a year earlier. The increase was primarily attributable to expanded operating activities, costs associated with becoming a publicly traded company and costs related to our commercial preparation activities.

•	Net loss for the second quarter of 2015 was $12.5 million, compared with a net loss of $10.2 million for the second quarter of 2014.

•	Management reaffirms its expectation for 2015 operating expenses in the range of $70-$75 million.

About Otonomy

Otonomy is a clinical-stage biopharmaceutical company focused on the development and commercialization of innovative therapeutics for diseases and disorders of the ear. Otonomy’s proprietary technology provides sustained exposure of drugs to the ear following a single administration. Otonomy has three product candidates in development. AuriPro™ is an antibiotic that has completed Phase 3 clinical trials in pediatric patients with middle ear effusion at the time of tympanostomy tube placement surgery, and the FDA has assigned a PDUFA action date of December 25, 2015 for the company’s New Drug Application. OTO-104 is a steroid that has recently completed a Phase 2b clinical trial in 154 patients with Ménière’s disease. Based on these results, Otonomy intends to initiate two parallel Phase 3 trials for OTO-104 in Ménière’s disease patients with at least one trial initiated by the end of 2015. OTO-311 is an NMDA receptor antagonist in development as a treatment for tinnitus. For additional information please visit www.otonomy.com.

Cautionary Note Regarding Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally relate to future events or Otonomy’s future financial or operating performance. Forward-looking statements in this press release include, but are not limited to, Otonomy’s expectations regarding the commercial launch of AuriPro in the United States, the Phase 2 clinical trial for AuriPro for the treatment of patients with otitis externa, the initiation of two Phase 3 trials for OTO-104, the timing of the submission of an IND filing to the FDA and initiation of a Phase 1 clinical trial for OTO-311, continued clinical development for AuriPro in label expansion indications, estimated operating expenses for 2015 and Otonomy’s chief executive officer’s statement regarding the second half of 2015. Otonomy’s expectations regarding these matters may not materialize, and actual results in future periods are subject to risks and uncertainties. Actual results may differ materially from those indicated by these forward-looking statements as a result of these risks and uncertainties, including but not limited to: Otonomy’s limited operating history and its expectation that it will incur significant losses for the foreseeable future; Otonomy’s ability to obtain substantial additional financing; Otonomy’s dependence on the regulatory and commercial success of AuriPro and OTO-104 and advancing additional product candidates, such as OTO-311; the uncertainties inherent in the clinical drug development process, including, without limitation, Otonomy’s ability to adequately demonstrate the safety and efficacy of its product candidates, the preclinical and clinical results for its product candidates, which may not support further development of product candidates, and challenges related to patient enrollment in clinical trials; Otonomy’s ability to obtain regulatory approval for its product candidates; side effects or adverse events associated with Otonomy’s product candidates; competition in the biopharmaceutical industry; Otonomy’s dependence on third parties to conduct preclinical studies and clinical trials; Otonomy’s dependence on third parties for the manufacture of products; Otonomy’s dependence on a small number of suppliers for raw materials; Otonomy’s ability to protect its intellectual property related to product candidates in the United States and throughout the world; expectations regarding potential market size, opportunity and growth; Otonomy’s ability to manage operating expenses; implementation of Otonomy’s business model and strategic plans for its business, products and technology; and other risks. Information regarding the foregoing and additional risks may be found in the section entitled “Risk Factors” in Otonomy’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (the SEC) on August 12, 2015, and Otonomy’s future reports to be filed with the SEC. The forward-looking statements in this press release are based on information available to Otonomy as of the date hereof. Otonomy disclaims any obligation to update any forward-looking statements, except as required by law.

Otonomy, Inc.

Condensed Statements of Operations

(in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
	(unaudited)
Operating expenses:
Research and development	$7,289	$8,264	$15,896	$17,255
General and administrative	5,352	1,564	8,853	3,129

Total operating expenses	12,641	9,828	24,749	20,384

Loss from operations	(12,641)	(9,828)	(24,749)	(20,384)

Other income (expense)	97	(403)	188	(668)

Net loss	(12,544)	(10,231)	(24,561)	(21,052)
Accretion to redemption value of convertible preferred stock	—	(15)	—	(28)

Net loss attributable to common stockholders	$(12,544)	$(10,246)	$(24,561)	$(21,080)

Net loss per share attributable to common stockholders, basic and diluted	$(0.52)	$(109.07)	$(1.04)	$(237.33)

Weighted-average shares used to compute net loss per share attributable to common stockholders, basic and diluted	24,139,791	93,938	23,670,508	88,822

Otonomy, Inc.

Condensed Balance Sheet Data

(in thousands)

	As of June 30, 2015	As of December 31, 2014
	(unaudited)

Cash and cash equivalents	$190,294	$139,810

Short-term investments	21,598	16,223

Total assets	219,165	159,164

Total liabilities	6,418	5,551

Accumulated deficit	(127,030)	(102,469)

Total stockholders’ equity	212,747	153,613

Contacts:

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Vice President

619.849.5377

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858.356.5932

robert.uhl@westwicke.com

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